EXHIBIT 18
April 29, 2008
USG Corporation
550 West Adams Street
Chicago, Illinois 60661
Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2008, of the facts relating to the change in USG Corporation’s annual goodwill impairment testing date from May 31 to October 31. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Corporation, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of USG Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2007. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Corporation, or on the financial position, results of operations, or cash flows of USG Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2007.
Yours truly,
/s/ Deloitte & Touche LLP